                                 NEWS from CPSC

                     U.S. Consumer Product Safety Commission

Office of Information and Public Affairs                    Washington, DC 20207
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE                                        CONTACT: Russ Rader
March 4, 1998                                           (301) 504-0580 Ext. 1166
Release # 98-075


CPSC Sues Central Sprinkler Over Defective Fire Sprinklers

WASHINGTON, D.C. - The U.S. Consumer Product Safety Commission (CPSC) announced today that its staff has filed an administrative Complaint against Central Sprinkler Corp., and its subsidiary Central Sprinkler Co., of Lansdale, Pa., alleging that Central's "Omega" series fire sprinklers present a substantial product hazard. The Complaint seeks a nationwide recall of the approximately 10 million Omega fire sprinklers that Central has manufactured since 1982.

In its Complaint, the CPSC staff alleges that these sprinklers are defective and are likely to fail in a fire situation. The sprinklers may not properly activate in the event of a fire, thus exposing the public to bodily injury or death. CPSC is aware of six fires in which Omega fire sprinklers reportedly failed to operate. In one of these instances, the fire caused more than $3 million in property damage.

The Commission staff filed the Complaint after discussions with the company and its representatives failed to result in a voluntary recall and replacement plan acceptable to CPSC. This type of legal action against a company is rare. This is only the second time in 10 years that the CPSC staff has filed such a suit.

In seeking a recall of the Omega sprinklers, the Complaint calls for extensive public notice of the hazard and remedy. Only Central's Omega series fire sprinklers are involved, including, but not limited to, models referred to or marked as follows: C1 (or C-1), C1A (or C-1A), C-1A PRO (or C1-A PRO), C1-A PRO QR, C-1A PRO ID, EC-20, EC-20A, EC-20 AID, R-1, R-1A, R-1M, Flow Control (FC; Flow Control-FC), M, Protector-M or M Protector (Upright, Pendent, Sidewall, Sidewall EC), HEC-12, HEC-12 RES, HEC-12 EC, HEC-12 EC PRO, HEC-12 ID, HEC-12 PRO, HEC-12 PRO QR, HEC-20, HEC-20 ID, Prohibitor QR and AC. They are installed in homes, schools, hospitals, dormitories, nursing homes, offices and other buildings.

From a distance, consumers may be able to make a preliminary determination of whether their homes or other buildings are equipped with Omega fire sprinklers. On most models, consumers will be able to see one to three flat round metal disks stacked above one another with a small space between each disk. Because it is difficult to conclusively determine whether Omegas are installed, CPSC strongly encourages consumers to contact their architect, builder, sprinkler contractor, plumber, homeowners' association or property manager. Consumers should not attempt to unscrew the sprinkler or shut down their sprinkler system to determine if they have Omegas.

While the Commission staff pursues an acceptable recall and replacement plan, consumers with Omega fire sprinklers should be sure to have at least one fully operational smoke detector on every floor of their home, especially near bedrooms. The Commission staff also recommends that consumers have a well-defined and rehearsed escape plan and an alternate escape plan in the event of a fire. As always, consumers should diligently practice fire safety to reduce the possibility that a fire will occur. Consumers can obtain fire safety information by calling CPSC's toll-free hotline at (800) 638-2772 or by visiting CPSC's web site at www.cpsc.gov.

The Commission staff urges anyone who is aware of any instances in which an Omega sprinkler has failed to activate when tested or in a fire, or who have questions about this announcement, to call CPSC's toll-free hotline at (800) 638-2772.

                               [GRAPHIC OMITTED]


The U.S. Consumer Product Safety Commission protects the public from the unreasonable risk of injury or death from 15,000 types of consumer products under the agency's jurisdiction. To report a dangerous product or a product-related injury and for information on CPSC's fax-on-demand service, call CPSC's hotline at (800) 638-2772 or CPSC's teletypewriter at (800) 638-8270. To order a press release through fax-on-demand, call (301) 504-0051 from the handset of your fax machine and enter the release number. Consumers can obtain this release and recall information via Internet gopher services at cpsc.gov or report product hazards to info@cpsc.gov.